Exhibit 10.36

CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into, effective October 1, 2013, by and between EZCORP, Inc., a Delaware corporation (“EZCORP”), and LPG Limited (HK), an entity wholly-owned by Lachlan Paul Given (“LPG”), regarding certain international consulting advisory services to be rendered by LPG to EZCORP and its wholly-owned subsidiary, Change Capital, Inc. (“Change Capital”).
Recitals

A.	EZCORP desires to engage LPG as an independent contractor to provide consulting and advisory services to EZCORP and Change Capital, as described herein.

B.	LPG desires to accept such engagement subject to the terms and conditions specified herein.
Now, therefore, for and in consideration of the premises and mutual covenants and agreements specified herein, and for other consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follow:

1.
Consulting Services - EZCORP hereby engages LPG to provide, and LPG hereby accepts such engagement and agrees to provide to EZCORP and Change Capital, the following consulting and advisory services (the “Services”):

(a)	Identifying and evaluating new international investment, partnership and joint venture opportunities, with particular focus on the Asia-Pacific Region, including:

•	Australia and New Zealand;

•	India, Pakistan and Sri Lanka;

•	Japan;

•	Hong Kong and mainland China;

•	The Philippines;

•	Malaysia and Singapore;

•	Thailand and Vietnam; and

•	Indonesia.

(b)	Identifying and evaluating significant global private equity partnerships;

(c)
Structuring and evaluating international financing alternatives, including issuances of equity securities, equity-linked and hybrid securities, debt securities and other debt facilities and off-balance sheet financing vehicles;

(d)	Advising on, and providing contacts with respect to, relationships with global investment banks and brokerage houses, as well as commercial banks and other global funding sources;

(e)
Working with EZCORP, Change Capital and other advisors to EZCORP, including Madison Park LLC, to identify and evaluate mergers, acquisitions and other strategic transactions and investment opportunities, and to review and evaluate the post-closing performance of those transactions and investments; and

(f)	Performing such other services related to the foregoing as are reasonably requested by EZCORP.
It is hereby agreed that, while performing the Services, Mr. Given may utilize the titles of “Vice Chairman” of Change Capital and “Chairman of Change Capital Asia”; provided, however, that neither Mr. Given nor LPG shall have any authority to make any agreement (written or oral), incur any obligation or execute any document on behalf of, or to otherwise bind, either EZCORP or Change Capital.

2.	Compensation and Payments -

(a)
Monthly Retainer Fee - As compensation for providing the Services, EZCORP shall pay LPG a retainer fee equal to $30,000 per month payable in advance on or before the fifth day of each month; provided, however, that the first such payment, which shall cover the month of October 2013, shall be paid as soon as practicable after the execution of this Agreement.

(b)
Bonus Opportunity - Following the expiration of this engagement, EZCORP may, but shall not be obligated to, pay LPG a bonus. The “Target Amount” of the bonus shall be 100% of the annual monthly retainer fee described in subparagraph (a) above (i.e., $360,000). As a guide, if LPG “meets” performance expectations, the bonus should be equal to the Target Amount; if LPG “exceeds” expectations, the bonus should be in excess of the Target Amount; and if LPG “misses” expectations, the bonus should be less than the Target Amount. The Chief Executive Officer of EZCORP, in his sole and absolute discretion, shall determine (i) whether any bonus shall be paid, (ii) whether LPG’s performance during the term of this Agreement “meets,” “exceeds” or “misses” expectations and (ii) if a bonus is to be paid, the amount of such bonus.

(c)
Reimbursement of Expenses - EZCORP shall reimburse LPG for its out-of-pocket travel and entertainment expenses incurred in connection with providing the Services. In order to document those expenses, LPG shall submit expense reports (including supporting documentation) in accordance with EZCORP’s expense reporting policies generally applicable to its executive officers. Expenses shall be paid within 30 days after receipt of appropriate expense reports and supporting documentation.

All such payments may be made either by EZCORP directly or by Change Capital.

3.	Term and Termination -

(a)	The engagement described in this Agreement shall be deemed to have commenced on October 1, 2013 and shall terminate on September 30, 2014.

(b)	Either party may terminate this Agreement, and the engagement described herein, with or without cause upon 30 days written notice to the other party.

(c)
Upon termination of this Agreement, all obligations of the parties hereunder shall cease; provided, however that (i) EZCORP shall be obligated to pay any portion of the retainer fee under Paragraph 2(a) above that has been earned but remains unpaid as of the date of termination and shall be obligated to pay unreimbursed expenses pursuant to Paragraph 2(c) above (subject to the provisions thereof), and (ii) the provisions of Paragraphs 4 and 5 below shall survive such termination and shall continue in full force and effect.

4.	Indemnification and Contribution -

(a)
EZCORP shall indemnify and hold harmless LPG, its affiliates, the respective officers, directors, employees, consultants, associates and agents of LPG and its affiliates, and any person controlling LPG or any of its affiliates (each an “Indemnified Person”) from and against any and all claims, costs, expenses, liabilities, losses and damages (or actions in respect thereof) related to or arising out of this engagement or LPG’s performance of the Services; provided, however, that EZCORP shall not be responsible for any claims, costs, expenses, liabilities, losses or damages of an Indemnified Person to the extent that it is finally determined by a court or other tribunal of competent jurisdiction that they resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to such Indemnified Person’s recklessness, willful misconduct or bad faith or that they arose primarily out of or were based primarily upon any untrue statement or omission made (i) in any document or writing in reliance upon and in conformity with information furnished to EZCORP by such Indemnified Person for use in such document or writing or (ii) in any document in connection with the engagement without the prior approval of EZCORP. For purposes of this provision, a person shall be considered to be “controlling” LPG if such person would be considered to be a “controlling person” of LPG for purposes of either Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934.

(b)
If any action or proceeding, including any governmental investigation, shall be brought or asserted against an Indemnified Person in respect of which indemnity may be sought from EZCORP, such Indemnified Person shall promptly notify EZCORP in writing of an Indemnified Person’s knowledge of such action or proceeding, and EZCORP shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of all fees and disbursements of such counsel and all other expenses related to such action or proceeding. Such Indemnified Person shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Person unless (i) EZCORP has agreed to pay such fees and expenses or (ii) EZCORP shall have failed to timely assume the defense of such action or proceeding, to employ counsel reasonably satisfactory to such Indemnified Person in any such action or proceeding and if requested by such Indemnified Person, to confirm in writing that it is obligated to indemnify such Indemnified Person against all claims, costs, expenses, liabilities, losses and damages related to or arising out of such action or proceeding in accordance with this Agreement or (iii) counsel shall determine that there is or could reasonably be expected to be a conflict of interest by reason of having common counsel in any action or proceeding, in which case, if such Indemnified Person notifies EZCORP in writing that it elects to employ separate counsel at the expense of EZCORP, EZCORP shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person, it being understood, however, that EZCORP shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Person, which firm shall be designated in writing by such Indemnified Person. EZCORP shall not be liable for any settlement of any such action or proceeding effected without EZCORP’s written consent, which should not be unreasonably withheld. If settled with EZCORP’s prior written consent or if there be a final and nonappealable judgment for the plaintiff in any such action or proceeding, EZCORP agrees to indemnify and hold harmless such Indemnified Person from and against any loss or liability to the extent stated above by reason of such settlement or judgment.

(c)
If for any reason the indemnification provided herein is unavailable to an Indemnified Person under subparagraph (a) of this Paragraph in respect of any claims, costs, expenses, liabilities, losses or damages referred to therein or if such indemnification shall be insufficient to hold such Indemnified Person harmless from all such claims, costs, expenses, liabilities, losses or damages, then EZCORP, in lieu of indemnifying such Indemnified Person shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, costs, expenses, liabilities, losses, or damages (i) in such proportion as is appropriate to reflect the relative benefits received by EZCORP on the one hand and such Indemnified Person on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of EZCORP, on the one hand, and such Indemnified Person, on the other, as well as any other relevant equitable consideration. The amount paid or payable by a party as a result of the claims, costs, expenses, liabilities, losses or damages referred to above shall be deemed to include, subject to the limitations set forth in subparagraph (b) of this Paragraph any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. Notwithstanding the provisions herein, LPG shall not be required to contribute any amount in excess of the aggregate amount of retainer fees received by LPG under this Agreement.

5.	Confidentiality and Securities Trading -

(a)
Neither party, without the express written consent of the other party, shall disclose to any person (i) the information disclosed by EZCORP or Change Capital to LPG in connection with LPG’s performance of the Services, (ii) the advice provided to EZCORP or Change Capital by LPG in connection with LPG’s performance of the Services or (iii) the terms of this Agreement; provided, however, that a party shall be entitled to make such disclosure if, but only to the extent that, it is required to do so by reason of a deposition, interrogatory, request for documents, subpoena, civil investigative demand, other demand or request by a governmental agency or the application of statutes, rules and regulations or similar process, including stock exchange requirements. The provisions of this subparagraph shall not apply to any information that is now or hereafter becomes generally available to the public other than as a result of a violation of this subparagraph.

(b)
LPG hereby acknowledges that EZCORP is a publicly traded company and that the information EZCORP or Change Capital discloses to LPG and its representatives during the course of this engagement may include material non-public information. Accordingly, LPG agrees (for itself and on behalf of its representatives) that it will not use any of such information for any purpose (including engaging in transactions involving the publicly traded securities of EZCORP) other than in connection with the performance of the Services pursuant to this engagement.

6.	Governing Law - This Agreement shall be governed by the laws of the State of New York.

7.
Assignment - The rights and obligations under this Agreement may not be assigned by either party without the express written consent of the other party; provided, however, that LPG, with at least 30 days’ written notice to EZCORP, may assign its rights and obligations to any of its affiliates. For purposes of this provision, LPG’s “affiliates” shall include those persons who control, are controlled by or are under common control with LPG.

8.
Entire Agreement - This Agreement constitutes the entire agreement of the parties hereto with respect to all matters contemplated hereby and supersedes all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

(SIGNATURE PAGE FOLLOWS)
In witness whereof, the parties have executed this Agreement, intending to be legally bound in accordance with its terms, to be effective as of the date first written above.
EZCORP, INC.

By:    /s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.,
Senior Vice President,
General Counsel and Secretary
CHANGE CAPITAL, INC.

By:    /s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.,
Senior Vice President,
General Counsel and Secretary
LPG LIMITED (HK)

By:    /s/ Lachlan P. Given
Lachlan Paul Given,
Owner and Principal